UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

MAGNACHIP SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A contains the following document relating to the proposed merger of Magnachip Semiconductor Corporation (the “Company”) and Michigan Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), pursuant to the Agreement and Plan of Merger, dated March 25, 2021, by and among the Company, Parent and Merger Sub:

1. Frequently Asked Questions.

Magnachip Sale to Wise Road Capital

Frequently Asked Questions (FAQ)

We hope the following questions and answers will help address some of your initial questions regarding the announcement that Magnachip Semiconductor Corporation, a Delaware corporation whose operations are located in South Korea (“Magnachip” or “we”), has entered into a definitive agreement (the “Merger Agreement”) to be acquired by an investment vehicle formed by an affiliate of Wise Road Capital LTD (“Wise Road”). This is not intended to be an all-inclusive list of questions or answers.

Information about Wise Road

Q:	Who is purchasing the shares of Magnachip?

A:

South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), is purchasing the shares of Magnachip by virtue of a merger (the “Merger”) of its wholly-owned subsidiary, Michigan Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Magnachip. Magnachip will be the surviving corporation in the Merger and become a wholly-owned subsidiary of Parent. Parent was formed by an affiliate of Wise Road.

Q:	Who is Wise Road?

A:

Wise Road is a Cayman Islands-incorporated global private equity firm primarily based in China with operations in Singapore, Taiwan and Germany, which invests in leading technology companies. The firm focuses on identifying opportunities in enabling technologies for global urbanization and smart & green life through close cooperation with companies across several main themes, including smart city, intelligent manufacturing and renewable energies. Wise Road strives to build a healthy international ecosystem around these key themes through its investments and its international management team that has a combination of industry and investment expertise.

Q:	Which Wise Road fund is making the investment?

A:	We understand that Wise Road intends to use one of its offshore funds (that is, a fund based outside of China) to make the investment.

Q:	What is Parent’s source of funds for the transaction?

A:

Parent has obtained equity commitments from an affiliate of Wise Road based outside of China, which has in turn obtained equity commitments from other affiliates of Wise Road and certain co-investors, the aggregate net proceeds of which Parent has represented will be sufficient (together with any debt financing actually received by Parent prior to closing, but which is not a condition to closing) for Parent to pay in cash all amounts required to be paid by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby, including the aggregate Merger Consideration (as defined in the Merger Agreement), plus Parent’s and Merger Sub’s costs and expenses.

Q:	Are the funds to pay the purchase price coming from inside or outside of China? Will regulatory approvals be needed with respect to the funds being used to pay the purchase price?

A:

It is expected that all funds for the payment of the purchase price will be coming from outside of China and that no regulatory approvals will be needed with respect to the funding of the purchase price.

Q:	Will there be new business opportunities for Magnachip as a result of the anticipated new ownership by Wise Road?

A:

Wise Road is a global private equity firm and we believe that its deep industry expertise will help bring us the resources required to accelerate our MX 3.0 growth strategy and build upon the high level of service and product quality that our customers, suppliers and business partners expect.

Regulatory Approvals Information

Q:	What regulatory approvals are required for the transaction?

A:	Chinese antitrust clearance pursuant to the Anti-monopoly Law (China) is required for this transaction.

Q:	Will any approvals be required for the transaction in the United States?

A:

We do not believe any approvals are required for the transaction in the United States, but will cooperate with any U.S. governmental authorities should they have any questions regarding the transaction.

Q:	Do you have any operations or assets in the United States?

A:

Magnachip is a holding company and there are no offices or employees in the United States. All internal (i.e., non-outsourced) manufacturing and R&D activities take place in South Korea, and substantially all sales activities take place in South Korea, with the remainder of sales activities taking place in China, Hong Kong, Taiwan, Japan and Germany. We do not engage in any manufacturing (whether internal or outsourced) or R&D activities in the United States. Substantially all of Magnachip’s employees are based in South Korea and employed by Magnachip Semiconductor, Ltd., the Korean operating company (“MSK”).

Q:	Will any approvals be required for the transaction in South Korea?

A:

We do not believe any approvals are required for the transaction in South Korea, but will cooperate with any South Korean governmental authorities should they have any questions regarding the transaction.

Q:	Will any National Core Technology or other material assets be transferred out of South Korea in connection with or as a result of the transaction?

A:

No assets of MSK, including the technologies and the intellectual property rights held by MSK, will be transferred out of South Korea in connection with or as a result of the transaction. As discussed below under “General Transaction Information and Background,” the transaction is structured as a merger between Magnachip, the Delaware corporation, and Merger Sub, and it will not have any impact on the operations or assets of MSK, the operating company.

Q:	Will any National Core Technology or other assets be removed from South Korea after the transaction?

A:

We understand that Wise Road does not intend to transfer any assets, including to the extent that MSK currently possesses or in the future may possess any National Core Technology, outside of South Korea after the transaction closes. Wise Road is very familiar with the applicable laws and regulations governing the removal of any National Core Technology from South Korea. Magnachip and Wise Road are committed to taking all necessary measures to continue to comply with the laws and regulations governing National Core Technology in connection with, as well as after, the transaction.

General Transaction Information and Background

Q:	Is MSK a party to the transaction? What is the structure of the transaction?

A:

No, MSK is not a party to the transaction. The transaction is structured as a merger between Merger Sub and Magnachip, the top-level Delaware holding company and ultimate parent of MSK. Magnachip will survive the merger and become a wholly-owned subsidiary of Parent. As a result of the transaction, Magnachip will no longer be a public company.

Q:	Did Magnachip run a sale process and/or talk to any other potential buyers?

A:

The background of the transaction will be further detailed in our proxy statement and prior to the filing of our proxy statement, we do not intend to comment on the sale process leading up to the announcement of this transaction.

Employee and Operations Information

Q:	What will happen to employees? Should we anticipate office or facility closures?

A:

We do not expect this transaction to impact the day-to-day jobs of our employees. Wise Road has stated that Magnachip will remain based in Cheongju, Seoul and Gumi, South Korea, and does not have plans to shut down or close any facility.

Q:	Will there be any management changes following this announcement?

A:	We do not anticipate any changes to the current management team.

Q:	Will the Magnachip headquarters move in connection with the transaction?

A:	No, there is no plan to move Magnachip’s headquarters.

Q:	What are the plans for investment into the Gumi plant?

A:	The capital expenditure plan that Magnachip developed for 2021 has been reviewed and approved by Wise Road. As such, we expect to execute such plan this year.

Q:	Will there be any difference for employees when Magnachip becomes a privately held company?

A:

No, we do not expect the fact that Magnachip, our top-level Delaware holding company, will become privately held will in itself have any impact on employees, the vast majority of whom are employed by MSK. In general, we do not expect this transaction to impact the day-to-day jobs of our employees.

Q:	Is there any plan to change the employee benefit plans or terms of employment for the employees in connection with the transaction?

A:

No, there is no plan to change the employee benefit plans or terms of employment in connection with the transaction. We and Wise Road will comply with all labor and employment laws of each applicable jurisdiction.

Q:	How will Magnachip equity awards, including options, restricted stock units and performance-based restricted stock units, granted under Magnachip’s equity plans be treated in the transaction?

A:

Please refer to the Current Report on Form 8-K filed by Magnachip with the Securities and Exchange Commission (“SEC”) on March 29, 2021 for a summary of the treatment of Magnachip’s equity awards as a result of the transaction, as well as to the Merger Agreement attached thereto.

Q:	Is consent from the labor union required for this transaction?

A:

No, consent from the labor union is not required; however, we value our employees, our relationship with the labor union, and the efforts that the labor union makes on behalf of MSK’s employees. We have commenced communication with the union leadership. We plan to continue this communication until the closing of the Merger to help employees better understand the transaction and the benefits that the transaction offers to Magnachip and its stakeholders, including employees.

Q:	How will the transaction affect Magnachip’s relationships with significant customers and suppliers?

A:

Magnachip has made tremendous efforts to establish strong business relationships with its customers and suppliers. We are committed to making the transition as seamless as possible for our customers and suppliers. We do not expect this transaction to impact our day-to-day business with our customers and suppliers. We are confident that this transaction will bring us the resources to accelerate our MX 3.0 growth strategy and build upon the high level of service and quality our customers and other business partners expect.

Process and Other General Information

Q:	What are the next steps in the process?

A:

We will be making proxy filings associated with the transaction, and stockholders will have the opportunity to vote on whether to approve the transaction. The transaction is expected to close during the second half of 2021, subject to customary closing conditions, including stockholder and regulatory approvals.

Q:	When do you plan on filing the proxy statement associated with the transaction?

A:	We plan to file the proxy statement as promptly as reasonably practicable.

Q:	What is the anticipated outcome of the vote of Magnachip’s stockholders? How many votes of the stockholders are required to adopt the Merger Agreement and approve the Merger?

A:

We cannot predict the outcome of the stockholder vote; however, we believe that the transaction is in the best interests of all of our stakeholders, including stockholders, customers and employees. Our board of directors unanimously supports this transaction and believes it is in the best interests of Magnachip and our stockholders. Our board of directors directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of Magnachip and resolved to recommend to the stockholders that they adopt the Merger Agreement. The adoption of the Merger Agreement and approval of the Merger require the affirmative vote of holders of a majority of the outstanding shares of common stock of Magnachip as of the record date for the special meeting of the stockholders of Magnachip.

Q:	When does the stockholders’ vote take place?

A:	Following the clearance of the proxy statement by the SEC, Magnachip will call and hold a special meeting of the stockholders of Magnachip as promptly as reasonably practicable.

Q:	Will Analyst Day take place on April 20, 2021 as had been previously announced?

A:	No, we will not host the Analyst Day due to the announced transaction.

Q:	Is there any more you can tell us?

A:

There are strict SEC rules governing how and what we may communicate about the transaction during this period between the announcement and the close of the deal. Please refer to our reports filed with the SEC, which may be obtained free of charge at the SEC’s website at www.sec.gov or at our website at www.magnachip.com for more details about the transaction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Magnachip and Wise Road. In connection with the proposed transaction, Magnachip intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Magnachip will mail or otherwise provide the definitive proxy statement and a proxy card to each shareholder of Magnachip entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Magnachip may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF MAGNACHIP ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT MAGNACHIP WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Magnachip with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at Magnachip’s website at www.magnachip.com.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. Magnachip and its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction. Information regarding the names of such persons and their respective interests in the proposed transaction, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Magnachip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 9, 2021 and the definitive proxy statement on Schedule 14A for Magnachip’s most recent Annual Meeting of Shareholders held in June 2020, which was filed with the SEC on April 29, 2020. To the extent Magnachip’s directors and executive officers or their holdings of Magnachip securities have changed from the amounts disclosed in those filings, to Magnachip’s knowledge, such changes have been or will be reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov or at Magnachip’s website at www.magnachip.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created thereby. Statements that are not historical or current facts, including statements about beliefs and expectations, statements relating to the proposed transaction among Magnachip and Wise Road Capital and expressions of confidence, are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “will be,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe(s),” “intend,” “predict,” “potential,” “future,” “strategy,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: the possibility that any or all of the conditions precedent to the consummation of the proposed transaction, including, the receipt of shareholder and regulatory approvals, may not be satisfied or waived; unanticipated difficulties or expenditures relating to the proposed transaction; that the transaction may not be completed in a timely manner or at all; the occurrence of any event, change or circumstance that could give rise to the termination of the Merger Agreement; the diversion of and attention of management of Magnachip on transaction-related issues; legal proceedings, judgments or settlements, including those that may be instituted against Magnachip, Magnachip’s board of directors and executive officers and others following the announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the response of customers, suppliers, business partners and regulators to the announcement of the proposed transaction; and other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of Magnachip’s Annual Report on Form 10-K for the year ended December 31, 2020, and updated in subsequent reports filed by Magnachip with the SEC. These reports are available at www.magnachip.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and Magnachip undertakes no obligation to update them in light of new information or future events.